EXHIBIT 4.1

THE SECURITY REPRESENTED HEREBY, AND THE SECURITIES ISSUABLE UPON CONVERSION OR REDEMPTION HEREOF, HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT OR SUCH LAWS OR AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT AND SUCH LAWS WHICH, IN THE OPINION OF COUNSEL FOR THE HOLDER, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO COUNSEL FOR THIS COMPANY, IS AVAILABLE.

DEBT RESOLVE, INC.

15% SENIOR SECURED CONVERTIBLE PROMISSORY NOTE

No. _____

US$______	___________ __, 2006

THIS NOTE is one of a duly authorized issue of senior secured convertible promissory notes (each, a “Note” and collectively, the “Notes”) of Debt Resolve, Inc., a Delaware corporation (the “Company”) and has been issued to the Holder (as defined below) in connection with the private placement of securities offered by the Company pursuant to, or contemplated by, that certain: (i) Securities Purchase Agreement, (ii) a confidential private placement term sheet booklet with exhibits, as the same may be amended or supplemented from time to time, (iii) a registration rights agreement, (iv) this Note, (v) a common stock purchase warrant (each, a “Warrant” and collectively, the “Warrants”), (vi) a security agreement the “Security Agreement”), (vii) a stock pledge agreement (the “Stock Pledge Agreement”) and (viii) a lock-up agreement, each dated as of the date of this Note (collectively, the “Transaction Documents”). The Notes are designated as the 15% Senior Secured Convertible Promissory Notes, in an aggregate maximum principal face value for all Notes of this series (the “Series”) and the separate 15% Senior Secured Promissory Note (with terms substantially similar to the terms of the Notes in this Series except that it is not convertible)(the “15% Senior Secured Promissory Note”) of up to Four Million United States Dollars (US$4,000,000), which includes a US$1,000,000 over-allotment option.

FOR VALUE RECEIVED, the Company promises to pay to the order of __________________________________________, having an address at _____________________________________________________________________________, and such person or entities’ successors and assigns (the “Holder”), the principal sum of _________________________________________________ Dollars ($__________), or such other amount as shall then equal the outstanding principal amount hereof, in accordance with the terms hereof, and to pay interest on the principal sum outstanding, at the rate of fifteen percent (15%) per annum. Accrual of interest on the outstanding principal amount shall commence on the date hereof and shall continue until payment in full of the outstanding principal amount has been made or duly provided for, or until the entire outstanding principal amount of the Note has been converted into shares of Common Stock (as defined below). This Note is secured by a first lien on all the assets of the Company and its current and future subsidiaries. The Holder takes this Note subject to the terms and restrictions set forth in the Transaction Documents and shall be entitled to certain rights and privileges as set forth in the Transaction Documents.

The following is a statement of the rights of the Holder of this Note and the terms and conditions to which this Note is subject, and to which the Holder, by acceptance of this Note, agrees:

1.  Principal Repayment. This Note and any accrued but unpaid interest hereunder will become due and payable in accordance with the terms hereof upon the earlier of: (i) the consummation of any initial public offering (an “IPO”) of the Company’s common stock, par value $.001 per share (the “Common Stock”) and (ii) October 31, 2006 (such earlier date, the “Maturity Date”), subject to the conversion of part of this Note as described below; provided, however, that this Note may be prepaid or repaid, (i) on or prior to August 30, 2006, at one hundred percent (100.0%) of the principal amount hereof plus accrued interest to the date of repayment and, (ii) after August 30, 2006, at one hundred seven and one-half percent (107.5%) of the principal amount hereof plus accrued interest to the date of repayment; and, provided, further, that the Company shall be required to offer to prepay the aggregate principal amount of this Note at the applicable prices set forth in the foregoing clause upon the occurrence of the sale of all or substantially all of the assets of the Company, a Change of Control (as defined below) of the Company or at the Maturity Date; and provided, further, that to the extent the maturity date of the Company’s pre-existing 7% Senior Convertible Promissory Notes is extended beyond October 31, 2006, the Maturity Date hereunder shall extend beyond October 31, 2006 to match any revised maturity date of the Company’s pre-existing 7% Senior Convertible Promissory Notes, but in no event shall be extended beyond April 30, 2007 pursuant to this clause.

2.  Interest. The holders of the Notes are entitled to receive interest at an annual cumulative rate of fifteen percent (15%) of the principal face dollar value of this Note, due and payable monthly at a rate of one and one-quarter percent (1.25%) in cash out of funds legally available therefore on the first business day of each calendar month beginning the later of May 1, 2006 or, in the event this Note is issued after May 1, 2006, the first business day of the calendar month following the date of issuance of this Note; provided, however, that by submitting a notice of deferred payment of interest in substantially the form attached at the end of this Note duly executed by or on behalf of the Holder, the Holder may elect that any unpaid interest hereon will be due and payable on the Maturity Date in cash out of funds legally available therefore.

3.  Conversion in Connection with an IPO.

(a)  Conversion. If, on or prior to the Maturity Date, the Company consummates an IPO, then, simultaneously with the closing of such IPO, fifty percent (50%) of the outstanding principal amount of this Note will be converted into Common Stock at a price equal to seventy percent (70%) of the public offering price in the IPO (the “IPO Conversion Price”). The remaining balance of principal of and accrued interest under this Note shall be, simultaneously with the closing of the IPO, repaid by the Company in cash from the proceeds of the IPO.

(b)  Mechanics of Conversion. Upon any conversion of this Note: (i) such principal amount converted shall be converted into shares of Common Stock and such converted portion of this Note shall become fully paid and satisfied, (ii) the Holder shall surrender and deliver this Note, duly endorsed, to the Company or such other address which the Company shall designate against delivery of the certificates representing the new securities of the Company, (iii) the Company shall promptly deliver a duly executed Note to the Holder in the principal amount, if any, that remains outstanding after any such conversion; and (iv) in exchange for all or any portion of the surrendered Note described in the preceding clauses 3(b)(i) or (ii) hereof, the Company shall deliver to the Holder certificates representing such number of shares of Common Stock to which the Holder is entitled to receive based on its conversion of the Note, which certificates shall bear such legends as are required under applicable state and federal securities laws.

(c)  Issue Taxes. The Company shall pay any and all issue and other taxes that may be payable with respect to any issue or delivery of shares of Common Stock on conversion of this Note pursuant hereto; provided, however, that the Holder shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

(d)  Elimination of Fractional Interests. No fractional shares of Common Stock shall be issued upon conversion of this Note, nor shall the Company be required to pay cash in lieu of fractional interests, it being the intent of the parties that all fractional interests shall be eliminated and that all issuances of Common Stock shall be rounded up to the nearest whole share.

4.  Rights upon Liquidation, Dissolution or Winding Up. In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holders of the Notes and the 15% Senior Secured Promissory Note together shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of any debt or equity securities of the Company except for the Company’s previously issued 7% Senior Convertible Promissory Notes whose liquidation preference shall be senior to that of the Notes and 15% Senior Secured Promissory Note, an amount equal to the unpaid, and unconverted with respect to the Notes, principal face amount of their notes and any accrued and unpaid interest thereon. The Holder shall be paid in preference to any unsecured creditors of the Company and shall be paid pro rata in proportion to the principal amount of Notes held by holders of the Series and the 15% Senior Secured Promissory Note if the available assets are not sufficient to repay the Notes and 15% Senior Secured Promissory Note. The rights of the Holder described in this Section 4 as well as the rights of the Holder under the Security Agreement and the Stock Pledge Agreement, which are acknowledged hereby, are referred to collectively as the “Liquidation Preference.”

5.  Adjustments.

(a)  Splits, Subdivisions, etc. In the event that the Company should at any time or from time to time, after the date of this Note, fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock, or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly additional shares of Common Stock (hereinafter referred to as “Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend, distribution, split or subdivision if no record date is fixed), the IPO Conversion Price shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of this Note shall be increased in proportion to such increase in the aggregate number of shares of the Common Stock outstanding.

(b)  Combinations. If the number of shares of Common Stock outstanding at any time after the date of this Note is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the IPO Conversion Price (in the event such an event shall occur prior to an IPO) shall be appropriately increased so that the number of shares of Common Stock issuable upon conversion of this Note shall be decreased in proportion to such decrease in outstanding shares.

(c)  Mergers, Consolidations, etc. A merger, consolidation or other corporate reorganization in which the Company’s stockholders shall receive cash or securities of another entity, or any transaction in which all or substantially all of the assets of the Company are sold shall be treated as a liquidation of the Company for purposes of the payment of the Liquidation Preference.

(d)  Dilutive Issuances. In the event that the Company shall, at any time while all or any portion of this Note is outstanding, sell any shares of Common Stock for a consideration per share less than the IPO Conversion Price, or issue Common Stock Equivalents convertible into or exchangeable for Common Stock at an exercise or conversion price below the IPO Conversion Price (such actions, a “Dilutive Offering”), then the IPO Conversion Price shall immediately be changed upon each such issuance such that the IPO Conversion Price shall be adjusted by multiplying the then applicable IPO Conversion Price by the following fraction:

A + B

(A + B) + [((C - D) x B) / C]

A = Total amount of shares convertible pursuant to this Note assuming the entire amount of the Note is converted.

B = Actual shares sold in the Dilutive Offering

C = IPO Conversion Price

D = Offering price in the Dilutive Offering

(e)  Computation of Consideration. For purposes of any computation respecting consideration received pursuant to Section 5(d) above, the following shall apply:

▪  in the case of the issuance of shares of Common Stock for cash, the consideration shall be the amount of such cash, provided that in no case shall any deduction be made for any commissions, discounts or other expenses incurred by the Company for any underwriting of the issue or otherwise in connection therewith;

▪ in the case of the issuance of shares of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as determined in good faith by the Board of Directors of the Company (irrespective of the accounting treatment thereof); and

▪ upon any such exercise, the aggregate consideration received for such securities shall be deemed to be the consideration received by the Company for the issuance of such securities plus the additional minimum consideration, if any, to be received by the Company upon the conversion or exchange thereof (the consideration in each case to be determined in the same manner as provided in subsections (i) and (ii) of this Section 5(e)).

(f)  Exceptions. No adjustment to the IPO Conversion Price shall be made pursuant to this Section 5 with respect to: (i) the issuance or sale of this Note or other Notes in the Series, the issuance or sale of the Warrants, or shares of Common Stock issuable upon exercise of the Notes, the Warrants or other options, warrants and convertible securities outstanding as of the date hereof, or (ii) the issuance or sale of any shares of Company capital stock, or the grant of options exercisable therefore, issued or issuable after the date of this Note, to directors, officers, employees, advisers and consultants of the Company or any subsidiary pursuant to any incentive or non-qualified stock option plan or agreement, stock purchase plan or agreement, employee stock ownership plan (ESOP), but solely as the same is in existence as of the date hereof, or (iii) shares of Company capital stock issued in connection with any subdivision, reclassification or combination of, the outstanding shares of Common Stock, or (iv) shares of Company capital stock issued at less than the IPO Conversion Price then in effect to the sellers in connection with the acquisition by the Company of a corporation or other business entity or assets; provided, however, that in no event shall any issuances of Company capital stock issued under clause (iv) of this subsection (f) cause dilution in excess of ten percent (10%) to the holders of the Securities.

6.  Representations and Affirmative and Negative Covenants of the Company. The Company hereby represents and warrants to the Holder, and covenants and agrees, as the case may be, to all of the matters set forth in Sections 3 and 4 of the Securities Purchase Agreement, which representations, warranties, covenants and agreements are incorporated by reference herein as if set forth fully herein. In addition, the Company hereby covenants to the holder as follows:

(a)  Event of Default. Within five (5) days of any officer of the Company obtaining knowledge of any Event of Default (as defined in Section 7 hereof), if such Event of Default is then continuing, the Company shall furnish to the Holder a certificate of the chief financial or accounting officer of the Company setting forth the details thereof and the action which the Company is taking or proposes to take with respect thereto.

(b)  Performance. The Company will not, by any voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of the provisions of this Note and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder of this Note against impairment.

(c)  Subsidiary Guarantees. The Company’s future subsidiaries, if any, will guarantee the unconditional payment in full when due on a senior basis the Company’s obligations under the Note and the other Transaction Documents.

7.  Events of Default. This Note shall become immediately due and payable at the option of the holders of greater than 50% of the combined face amount of the then-outstanding Notes issued in the Series and the 15% Senior Secured Promissory Note, upon any one or more of the following events or occurrences (“Events of Default”):

(a)  if any portion of this Note is not paid when due; provided, that this shall only constitute an Event of Default if such default is not cured by the Company within five (5) days after the Holder has given the Company written notice of such default;

(b)  upon a “Change in Control” of the Company, meaning: (i) an acquisition of any voting securities of the Company (the “Voting Securities”) by any “person” (as the term “person” is used for purposes of Section 13(d) or Section 14(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) immediately after which such person has “beneficial ownership” (within the meaning of Rule 13d-3 promulgated under the 1934 Act) (“Beneficial Ownership”) of 30% or more of the combined voting power of the Company’s then outstanding Voting Securities without the approval of the Company’s Board of Directors (the “Board”); (ii) a merger or consolidation that results in more than 50% of the combined voting power of the Company’s then outstanding Voting Securities of the Company or its successor changing ownership(whether or not approved by the Board); (iii) the sale of all or substantially all of the Company’s assets in one or a series of related transactions; (iv) approval by the stockholders of the Company of a plan of complete liquidation of the Company; (v) the individuals constituting the Board as of the date of April 15, 2006 (the “Incumbent Board”) cease for any reason to constitute at least 1/2 of the members of the Board; provided, however, that if the election, or nomination for election by the Company’s stockholders, of any new director was approved by a vote of the Incumbent Board, such new director shall be considered a member of the Incumbent Board; or (vi) James D. Burchetta or Richard G. Rosa cease to be employed by the Company. The Company shall give the Holder no less than thirty (30) days written notice of a potential Change in Control.

(c)  if any final judgment for the payment of money is rendered against the Company and the Company does not discharge the same or cause it to be discharged or vacated within ninety (90) days from the entry thereof, or does not appeal therefrom or from the order, decree or process upon which or pursuant to which said judgment was granted, based or entered, and does not secure a stay of execution pending such appeal within ninety (90) days after the entry thereof;

(d)  if the Company makes an assignment for the benefit of creditors or if the Company generally does not pay its debts as they become due;

(e)  if a receiver, liquidator or trustee of the Company is appointed or if the Company is adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, is filed by or against, consented to, or acquiesced in, by the Company or if any proceeding for the dissolution or liquidation of the Company is instituted; however, if such appointment, adjudication, petition or proceeding is involuntary and is not consented to by the Company, upon the same not being discharged, stayed or dismissed within sixty (60) days;

(f)  if the Company defaults in any material respect under any other secured or unsecured indebtedness for borrowed money, other than any indebtedness owed to officers, directors or stockholders of the Company, mortgage or security agreement covering any part of its property;

(g)  if the Company defaults in the observance or performance of any other material term, agreement, covenant or condition of this Note or the Transaction Documents, and the Company fails to remedy such default within fifteen (15) days after notice by the Holder to the Company of such default, or, if such default is of such a nature that it cannot with due diligence be cured within said fifteen (15) day period, if the Company fails, within said fifteen (15) days, to commence all steps necessary to cure such default, and fail to complete such cure within forty five (45) days after the end of such fifteen (15) day period;

(h)  except for specific defaults set forth in this Section 7, if the Company defaults in the observance or performance of any material term, agreement or condition of the Note or the Transaction Documents, and such default continues after the end of any applicable cure period provided for therein; and

(i)  if any of the following exist uncured for fifteen (15) days following written notice to the Company: (i) the failure, subject to applicable survival periods, of any representation or warranty made by the Company to the Holder pursuant to any of the Transaction Documents to be true and correct in all material respects or (ii) the Company fails to provide the Holder with the written certifications and evidence referred to in this Note.

8.  Usury. In no event shall the amount of interest paid or agreed to be paid hereunder exceed the highest lawful rate permissible under applicable law. Any excess amount of deemed interest shall be null and void and shall not interfere with or affect the Company’s obligation to repay the principal of and interest on the Note.

9.  Holder Not Deemed a Stockholder. The Holder, as such, of this Note shall be entitled (prior to conversion or redemption of this Note into Common Stock, and only then to the extent of such conversion) to vote or receive dividends or be deemed the holder of shares of Common Stock for any purpose, nor shall anything contained in this Note be construed to confer upon the Holder hereof, as such, any of the rights at law of a stockholder of the Company prior to the issuance to the holder of this Note of the shares of Common Stock which the Holder is then entitled to receive upon the due conversion of all or a portion of this Note.

10.  Mutilated, Destroyed, Lost or Stolen Notes. In case this Note shall become mutilated or defaced, or be destroyed, lost or stolen, the Company shall execute and deliver a new note of like principal amount in exchange and substitution for the mutilated or defaced Note, or in lieu of and in substitution for the destroyed, lost or stolen Note. In the case of a mutilated or defaced Note, the Holder shall surrender such Note to the Company. In the case of any destroyed, lost or stolen Note, the Holder shall furnish to the Company: (a) evidence to its satisfaction of the destruction, loss or theft of such Note and (b) such security or indemnity as may be reasonably required by the Company to hold the Company harmless.

11.  Waiver of Demand, Presentment, etc. The Company hereby expressly waives demand and presentment for payment, notice of nonpayment, protest, notice of protest, notice of dishonor, notice of acceleration or intent to accelerate, bringing of suit and diligence in taking any action to collect amounts called for hereunder and shall be directly and primarily liable for the payment of all sums owing and to be owing hereunder, regardless of and without any notice, diligence, act or omission as or with respect to the collection of any amount called for hereunder.

12.  Payment. Except as otherwise provided for herein, all payments with respect to this Note shall be made in lawful currency of the United States of America by check or wire transfer of immediately available funds, at the option of the Holder, at the principal office of the Holder or such other place or places or designated accounts as may be reasonably specified by the Holder of this Note in a written notice to the Company at least one (1) business day prior to payment. Payment shall be credited first to the accrued interest then due and payable and the remainder applied to principal.

13.  Assignment; Transferability. The rights and obligations of the Company and the Holder of this Note shall be binding upon, and inure to the benefit of, the permitted successors, assigns, heirs, administrators and transferees of the parties hereto. This Note will be non-negotiable and non-transferable except to entities controlled by the Holder, as to whom this Note may be transferred without the Company’s consent, until, in the event the IPO is not completed prior to then, October 31, 2006.

14.  Waiver and Amendment. Any provision of this Note, including, without limitation, the due date hereof, and the observance of any term hereof, may be amended, waived or modified (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and the holders of greater than 50% of the combined face amount of the then-outstanding Notes issued in the Series.

15.  Notices. Any notice, request or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given if personally delivered or mailed by registered or certified mail, postage prepaid, or delivered by facsimile transmission, to the Company at the address or facsimile number set forth herein or to the Holder at its address or facsimile number set forth in the records of the Company. Any party hereto may by notice so given change its address for future notice hereunder. Notice shall conclusively be deemed to have been given when personally delivered or when deposited in the mail in the manner set forth above and shall be deemed to have been received when delivered or, if notice is given by facsimile transmission, when delivered with confirmation of receipt.

16.  Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)  THIS NOTE SHALL BE ENFORCED, GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW.

(b)  THE COMPANY HEREBY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE NEW YORK STATE OR UNITED STATES FEDERAL COURTS LOCATED IN NEW YORK, NEW YORK WITH RESPECT TO ANY DISPUTE ARISING UNDER THIS NOTE. THE COMPANY IRREVOCABLY WAIVES THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH SUIT OR PROCEEDING. THE COMPANY FURTHER AGREES THAT SERVICE OF PROCESS UPON IT MAILED BY FIRST CLASS MAIL SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON THE COMPANY IN ANY SUCH SUIT OR PROCEEDING. NOTHING HEREIN SHALL AFFECT THE HOLDER’S RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW. THE COMPANY AGREES THAT A FINAL NON-APPEALABLE JUDGMENT IN ANY SUCH SUIT OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON SUCH JUDGMENT OR IN ANY OTHER LAWFUL MANNER.

(c)  THE COMPANY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS NOTE.

17.  Severability. If one or more provisions of this Note are held to be unenforceable under applicable law, such provisions shall be excluded from this Note, and the balance of this Note shall be interpreted as if such provisions were so excluded and shall be enforceable in accordance with its terms.

18.  Headings. Section headings in this Note are for convenience only, and shall not be used in the construction of this Note.

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IN WITNESS WHEREOF, the Company has caused this Note to be issued as of the date first above written.

DEBT RESOLVE, INC.

By:
Name: Title:

NOTICE OF DEFERRED PAYMENT OF INTEREST

(To be executed upon an election to defer payment of interest on the attached Note pursuant to Section 2.)

The undersigned, the Holder of the attached 15% Senior Secured Convertible Promissory Note (No. ___), hereby irrevocably elects to have any and all unpaid interest on his, her or its Note due and payable on the Maturity Date in cash out of funds legally available therefore.

HOLDER

Dated: _____________________	By:
Name: Title: